UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 24, 2010

ACCELERATED ACQUISITIONS I, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53136	26-2012582
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

122 Ocean Park Blvd.
Suite 307
Santa Monica, CA 90405
Address of Principal Executive Offices
Zip Code

(310) 396-1691
Registrant’s Telephone Number, Including Area Code

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On June 23, 2010, Mutual Gain Hong Kong, Limited. (“Purchaser”) agreed to acquire 23,850,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, Mutual Gain Hong Kong, Limited owned 95% of the Company’s 25,350,000, issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 5.9% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors to be effective immediately and Tian Qing Chen was simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

Concurrent with the sale of the shares, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Oro-East Mining Inc.”.

On June 24, 2010, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the Company with certain financial advisory services in consideration of (a) an option granted by the company to AVP to purchase 1,500,000 shares of the company’s common stock at a price of $0.0001 per share (which was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares in the event the Company fails to complete funding as detailed in the agreement and (b) cash compensation at a rate of $133,333 per month.  The payment of such compensation is subject to the company’s achievement of certain designated milestones detailed in the agreement and a company option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On June 24, 2010, concurrent with the consummation of the share purchase by the Purchaser, Timothy Neher submitted his resignation as President, Secretary and Treasurer and a director of the Company.  The officer resignations became effective on that date and the director resignation is effective immediately.  Simultaneously, the Board appointed and elected Tian Qing Chen to the offices of Chief Executive Officer, President, Secretary, Treasurer and a director of the Company.

Tian Qing Chen was educated in East Asia and received his bachelor’s degree from Guang Dong University. He has been an entrepreneur in finance and real estate investments since the age of 19. Mr. Chen launched several successful real estate investment companies, and then moved into the world of finance, where he is currently the CEO of a mid-size global equities and investments firm. Mr. Chen has over 15 years of experience in finance and has since expanded his breadth to the mining industry, where he has worked with major family conglomerates throughout East Asia to learn the trade in gold, iron ore, silver, steel, and other precious and semi-precious metals. He has successfully acquired mines and deals in Singapore, Malaysia, the Republic of Philippines, the People’s Republic of China, and elsewhere across the Asian continent. Mr. Chen is currently the President and CEO of Mutual Gain Hong Kong Group Limited, a venture capital firm based in Hong Kong.

Tian Qing Chen does not expect to devote his full-time energies to the Company’s business and affairs for the foreseeable future.

(d)	Exhibits

Number	Description
10.1	Subscription Agreement, dated as of June 24, 2010 by and among Accelerated Acquisitions I, Inc. and Mutual Gain Hong Kong, Limited .

10.2	Letter dated June 24, 2009 from Accelerated Venture Partners to Accelerated Acquisitions I, Inc. regarding the tender of shares for cancellation.

10.3	Letter of resignation tendered by Timothy Neher on June 24, 2010.

10.4	Consulting Agreement dated as of June 24, 2010 by and among Accelerated Acquisitions I and Accelerated Venture Partners LLC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2010.

ACCELERATED ACQUISITIONS I, INC.

/s/ Tian Qing Chen
Tian Quing Chen
Chief Executive Officer